EXHIBIT 23.2

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Blonder Tongue Laboratories, Inc.

We consent to the incorporation by reference in the Registration Statement Nos. 333-15039, 333-52519, 333-37670, 333-96993, 333-111367 and 333-126064 of Blonder Tongue Laboratories, Inc. on Form S-8 and Registration Statement No. No. 333-53045 of Blonder Tongue Laboratories, Inc. on Form S-3, of our reports dated April 12, 2005, relating to the consolidated financial statements and schedule of Blonder Tongue Laboratories, Inc. included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Woodbridge, New Jersey

March 31, 2006